Exhibit 10.2

ePRESENCE, INC.

Amendment to Key Employee Retention Agreement

This AMENDMENT to the Key Employee Retention Agreement dated as of May 8, 2003 between ePresence, Inc., a Massachusetts corporation (the “Company”), and Scott E. Kitlinski (the “Employee”) (the “Retention Agreement”), is made as of October 22, 2003 (the “Effective Date”). Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Retention Agreement.

WHEREAS, the Company and the Employee desire to enter into an agreement regarding the rights and obligations of the Parties in connection with the contemplated sale of the Company’s services business to Unisys;

WHEREAS, the Parties acknowledge that the Company’s sale of the services business is beneficial to both Parties and both Parties desire such sale to be concluded;

NOW, THEREFORE, as an inducement for and in consideration of the Employee’s continued employment, the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby further agree as follows:

1.    Benefits in The Event of a Services Business Sale.    In the event of a sale of all or substantially all of the assets of the Company’s services business to Unisys Corporation (“Unisys”) (“Services Business Sale”) during the Term, the Employee shall be eligible for the benefits set forth herein, but shall not be entitled to the benefits set forth in Section 3.1(b) or Section 4.2 of the Retention Agreement.

1.1.    Services Business Sale Where Employee Not Offered Employment.    In the case of a Services Business Sale where the Employee is not offered employment with a substantially similar salary by Unisys, the Employee shall be eligible for the benefits to which the Employee would otherwise be entitled under Sections 4.1, 4.2 and/or 4.3 of the Retention Agreement in the event of a Change in Control, subject to all terms and conditions thereof, provided that, if benefits are provided pursuant to Section 4.2, the Employee shall only receive such benefits if he timely executes a settlement agreement and release of claims drafted by the Company, which has become effective and enforceable.

1.2.    Services Business Sale Where Employee Rejects Offered Employment.    In the case of a Services Business Sale where the Employee is offered employment with a substantially similar salary by Unisys and the Employee does not accept such employment, the Employee shall not be entitled to any benefits pursuant to Section 3.1(b) or Section 4 of the Retention Agreement under any circumstances. However, should the Employee’s employment be terminated at any time following a Services Business Sale, the Company shall timely pay or provide to the Employee the compensation and benefits otherwise payable to him through the last day of his actual employment by the Company.

1.3.    Services Business Sale Where Employee Accepts Offered Employment.    In the case of a Services Business Sale where: (1) the Employee is offered employment with a substantially similar salary by Unisys and the Employee accepts such employment, and (2) the Employee’s employment with the Company is terminated by the Company in conjunction with such Services Business Sale (other than for Cause, Disability or Death), the Employee shall be entitled to the following benefits, provided that the Employee timely executes a settlement agreement and release of claims drafted by the Company, which has become effective and enforceable:

(a)    Payment.    The Company shall pay to the Employee in a lump sum within 30 days after the Date of Termination or upon the effective date of the settlement agreement and release of claims, whichever is later, the aggregate of the following amount: the sum of (A) the Employee’s earned but unpaid base salary through the Date of Termination, (B) the product of (x) the Employee’s bonus under the Company’s Management Incentive Plan for the calendar year in which (I) the Services Business Sale occurred, or (II) the Date of Termination occurred (in each case, assuming for this purpose that all targets requisite to qualifying the Employee for 100% of On Target Earnings were met and/or satisfied in full, whether or not such targets were actually met and/or satisfied), whichever such bonus is greater, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) the amount of any compensation previously earned and deferred by the Employee, in each case to the extent not previously paid;

(b)    Stock Options and Restricted Stock Vesting.    Each outstanding option to purchase shares of Common Stock of the Company held by the Employee immediately prior to the Services Business Sale shall become immediately exercisable in full; and each outstanding restricted stock award held by the Employee shall be deemed to be fully vested and no longer subject to a right of repurchase by the Company.

(c)    Other Benefits.    To the extent not previously paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive following the Employee’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies.

(d)    Additional Bonus.    If either (i) within six (6) months following the later of the Change in Control Date or the Employee’s first date of employment with Unisys, the Employee’s employment with Unisys is terminated by Unisys other than for Cause, or by reason of the Employee’s Death or Disability or (ii) the Employee remains employed for six (6) full months following the later of the Change in Control Date or the Employee’s first date of employment with Unisys, then the Company shall pay to the Employee in a lump sum within 30 days after the earlier to occur of the event set forth in clause (i) or clause (ii), the aggregate amount of $100,000.

2.    Effect of Amendment.    Except as specifically amended herein, the Retention Agreement and all of its terms and provisions shall remain in full force and effect.

3.    Employee Acknowledgements.    The Employee acknowledges that he: (a) has read this Amendment; (b) has been represented in the preparation, negotiation, and execution of this Amendment by legal counsel of the Employee’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Amendment; and (d) understands that the law firm of Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Amendment, and is not acting as counsel for the Employee.

4.    Tax Withholding.    Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

COMPANY: ePRESENCE, INC.

By:	/s/ RICHARD M. SPAULDING
Title: SVP & CFO

EMPLOYEE:

/s/ SCOTT E. KITLINSKI
Scott E. Kitlinski